Exhibit 4.1

GROUP GUARANTEED INCOME

ANNUITY CONTRACT

Please read this Contract carefully. This group guaranteed income annuity Contract is a legal annuity Contract between the Contract Owner and Genworth Life and Annuity Insurance Company (the “Company”, “we”, “us” or “our”). We have issued this Contract in consideration of the application. We agree to make income payments to Certificate Owners or their named Beneficiaries, subject to Contract and Certificate provisions.

THIS CONTRACT HAS NO CASH VALUE AND NO SURRENDER VALUE.

For Genworth Life and Annuity Insurance Company,

PAMELA S. SCHUTZ	THOMAS E. DUFFY
PRESIDENT	SECRETARY

GENWORTH LIFE AND ANNUITY

INSURANCE COMPANY

GROUP GUARANTEED INCOME ANNUITY CONTRACT

ALLOCATED FIXED ANNUITY

NONPARTICIPATING STOCK COMPANY

CUSTOMER SERVICE TELEPHONE [(866) 360-4015]

HOME OFFICE:

[6610 WEST BROAD STREET, RICHMOND, VIRGINIA 23230]

ADMINISTRATIVE OFFICE:

[PO BOX 27601, RICHMOND, VIRGINIA 23286-8786]

Data Pages

Contract Number:	[000000000]

Contract Date:	[May 1, 2007]

Contract Owner:	[AssetMark Investments Services, Inc.]

Issued In:	[California]

Income Plan(s):	[Life of Participant(s) with return of Premium]

Asset Allocation Model(s):	[AssetMark Portfolio Allocations, Profile 3 or Profile 4]

Withdrawal Age:	[60]

[Joint Participant’s Limitations:]	[Spousal only, subject to state law.]

Certificate Account Limit at issue for Non-qualified Accounts:	[$2,000,000]

Certificate Account Limit for Qualified Accounts:	[Subject to Code limitations]

Minimum Certificate Account Value:	[$25,000]

Notice Period:	[30 business days]

Maximum Certificate Issue Age:	[84]

Maximum Certificate Annuity Age:	[100]

Contract Amendment Events:	[None]

Contract Suspension Events:	[None]

Pre-suspension Cure Period:	[60 business days]

Suspension Cure Period:	[90 business days]

Contract Termination Events:	[No additional events listed]

Termination Cure Period:	[180 business days]

IF YOU HAVE A QUESTION, WOULD LIKE TO OBTAIN INFORMATION ABOUT THIS CONTRACT, OR NEED ASSISTANCE RESOLVING A COMPLAINT, PLEASE CALL OUR ADMINISTRATIVE OFFICE TOLL FREE AT [(866) 360-4015].

Data Pages

Contract Number:	[000000000]

Asset Charge:

For Single Participant Certificates with Profile 3 - [0.75%] Annually on

Account Value of each Certificate.

For Joint Participant Certificates with Profile 3 - [0.90%] Annually on

Account Value of each Certificate.

For Single Participant Certificates with Profile 4 - [0.85%] Annually on

Account Value of each Certificate.

For Joint Participant Certificates with Profile 4 - [1.00%] Annually on

Account Value of each Certificate.

Addition Exceptions:	[Transfers among investment options within the Account, investment returns, dividends, interest, expense reimbursements.]

Withdrawal Exceptions:

[Transfers among investment options within the Account; in a given

Withdrawal Year for a Certificate, 2.00% of Account Value collected by you for advisory, administrative, custodial and other services.]

Contract Number:	[000000000]

Withdrawal Guarantee Factors

Attained Age	Annual Factor	Attained Age	Annual Factor	Attained Age	Annual Factor
[60 & under	0.05]	[70	0.05]	[80	0.05]
[61	0.05]	[71	0.05]	[81	0.05]
[62	0.05]	[72	0.05]	[82	0.05]
[63	0.05]	[73	0.05]	[83	0.05]
[64	0.05]	[74	0.05]	[84	0.05]
[65	0.05]	[75	0.05]	[85	0.05]
[66	0.05]	[76	0.05]	[86	0.05]
[67	0.05]	[77	0.05]	[87	0.05]
[68	0.05]	[78	0.05]	[88	0.05]
[69	0.05]	[79	0.05]	[89	0.05]
				[90 & older	0.05]

ARTICLE I – DEFINITIONS

1.1	Account – The investment vehicle provided by the Contract Owner to hold the assets in each investment portfolio owned by the Certificate Owner(s) and covered under this Contract. The Account is managed according to the asset allocation model(s) shown on the Data Pages. We do not own the Account.

1.2	Account Limit – The maximum Account Value allowed for a Certificate at the time of any Addition without the approval of our Administrative Office. The initial value is shown on the Data Pages.

1.3	Account Value – The value of the assets in the Account, as determined by the Contract Owner as of the close of business on a Valuation Day. For purposes of this Contract, once the Account Value is determined on a Valuation Day, the Account Value does not change until the next Valuation Day.

1.4	Addition – Amounts contributed into the Account by a Certificate Owner.

1.5	Administrative Office – Our Administrative Office located at the address shown on the Contract cover page.

1.6	Alternate Payee – An Alternate Payee as determined by the Certificate Owner(s).

1.7	Annuity Date – The date on which the Premium is received.

1.8	Annuity Exercise Date – The earliest of the following three dates: (i) the date the Account Value is less than the Withdrawal Guarantee; (ii) the date the Account Value is less than the minimum Account Value as shown on the Data Pages and; (iii) the date the older of the Participant or any Joint Participant, reaches the maximum annuity age as shown on the Data Pages, less the number of days in the Notice Period.

1.9	Annuity Year – The first Annuity Year is the period of time between the Annuity Date and the first Birthday following the Annuity Date. Subsequent Annuity Years are the one-year periods beginning on each Birthday.

1.10	Attained Age – On any date, age on the last Birthday.

1.11	Base Income – The base annual payment under the Base Income provision paid by us to the Certificate Owner(s) or their named Beneficiary.

1.12	Base Income Factor – A factor from the tables shown under the Base Income provision used in the calculation of the Base Income.

1.13	Beneficiary – The person or entity entitled to receive any Base Income or Guaranteed Income payments remaining upon the death of the Participant or Joint Participant(s) as shown on the Certificate Data Pages. Any remaining income payments will be paid in accordance with the terms of the Certificate.

1.14	Birthday – The end of day each year on the anniversary of the date of birth of the younger of the Participant and any Joint Participant.

1.15	Certificate – A no cash value certificate issued to the Certificate Owner(s) pursuant to the terms of the Contract. The Certificate describes the Withdrawal Guarantee as well as the Certificate Owner’s rights and obligations with respect to the Guaranteed Income to be paid following the Latest Annuity Date. The Certificate also describes the Certificate Owner’s rights and obligations with respect to Base Income.

1.16	Certificate Date – The Valuation Day on which a Certificate is issued and becomes effective as shown on the Certificate Data Pages.

1.17	Certificate Owner(s) – The person(s) or entity named on the Certificate Data Pages.

1.18	Code – The Internal Revenue Code of 1986, as amended.

1.19	Company – Genworth Life and Annuity Insurance Company (also referred to as “we”, “us” or “our”).

1.20	Contract – This group guaranteed income annuity contract with any attached riders, endorsements and Certificates.

1.21	Contract Date – The Valuation Day the Contract is issued and becomes effective, as shown on the Data Pages. The Contract Date is used to determine Contract years and anniversaries.

1.22	Contract Owner – The named Contract Owner as shown on the Data Pages. The Contract Owner may exercise all of the rights and privileges under the Contract. All ownership rights with respect to any issued Certificate shall belong to the Certificate Owner, or the annuity Beneficiary as may be designated under the terms of the Certificate or determined through the operation of law.

1.23	Early Withdrawal – Any Withdrawal by a Certificate Owner before the withdrawal age.

1.24	Excess Withdrawal – After the withdrawal age as shown on the Data Pages, the portion of all Withdrawals by a Certificate Owner during a Withdrawal Year that is in excess of the Withdrawal Guarantee.

1.25	Guaranteed Income – The guaranteed annual payment by us to the Certificate Owner(s), or their named Beneficiary(ies) as determined by the last recorded Withdrawal Guarantee payable under the Guaranteed Income provision.

1.26	Income Plan – An Income Plan made available to the Certificate Owner(s) as shown on the Data Pages.

1.27	Joint Participant – The person whose age, together with the Participant’s age, determines the Base Income annual payment factor under each Certificate.

1.28	Latest Annuity Date – The Annuity Exercise Date plus the Notice Period.

1.29	Notice Period – The period shown on the Data Pages.

1.30	Participant – The person whose age is used to determine the Withdrawal Guarantee Factor and the Base Income annual payment factor under each Certificate.

1.31	Premium – The amount on the Annuity Date applied as payment for either Base Income or Guaranteed Income.

1.32	Qualified Account – An Account listed under the Qualified Accounts provision which receives favorable tax treatment under the Code.

1.33	Valuation Day – For each Account, each day on which the New York Stock Exchange is open for regular trading, except for days that the Account’s corresponding portfolio does not value its shares.

1.34	Withdrawal – Any disbursement from the Account other than Withdrawal Exceptions.

1.35	Withdrawal Exceptions – Disbursements as shown on the Data Pages that will not be treated as Withdrawals.

1.36	Withdrawal Exercise Date – For each Certificate, the date when the Participant or the younger Joint Participant reaches the withdrawal age as shown on the Data Pages.

1.37	Withdrawal Guarantee – After the withdrawal age as shown on the Data Pages, the maximum amount the Certificate Owner may Withdraw from the Account Value in a Withdrawal Year without reducing Guaranteed Income.

1.38	Withdrawal Guarantee Factor – A factor used in the calculation of the Withdrawal Guarantee as shown on the table located on the Data Pages.

1.39	Withdrawal Year – After the Participant or the younger Joint Participant reaches the withdrawal age as shown on the Data Pages, it is the period between two Birthdays.

ARTICLE II – GENERAL FEATURES

2.1	The terms of this Contract provide for a guaranteed income over the life of the Participant(s) based on the Certificate Owner’s Account Value provided all conditions specified in the Contract and corresponding Certificate are met. The Contract Owner maintains the Account on behalf of the Certificate Owner(s). We do not manage the Account. Should the Certificate Owner’s Account Value drop below the Withdrawal Guarantee or the minimum Account Value as shown on the Data Pages, and provided all other contractual terms are satisfied, we guarantee to make payments in the form of Guaranteed Income equal to the Withdrawal Guarantee. A Base Income is also available to the Certificate Owner. Payments will be made in accordance with the Income Plan shown on the Data Pages.

2.2.	Certain persons or entities have important roles in this Contract.

2.2.1	The Contract Owner is shown on the Data Pages. All ownership rights of the Contract belong to the Contract Owner. However, a Certificate Owner may exercise certain rights as specified in this Contract and the Certificate, or determined through the operation of law. The Contract Owner is the entity that is responsible for managing the asset allocation model(s) and administering the Account on behalf of the Certificate Owner(s). This responsibility includes obtaining the Certificate Owner’s annuity election, if any, by the maximum annuity age as shown on the Data Pages. The Contract Owner is responsible for delivering to us the Certificate Owner’s fees assessed under the Contract and Certificate, as well as any Premium. The Contract Owner will provide all data and records needed for us to administer the Contract and Certificate and to meet our regulatory requirements.

2.2.2	The Certificate Owner(s) is the person or entity named on the Certificate who owns the assets of the Account. If the Certificate Owner(s) is an individual, he or she must be a named Participant on the Certificate Date. For each Certificate, an individual(s) must be designated as a named Participant(s).

2.2.3	The Participant or Joint Participant is the person(s) named on the Certificate Data Pages whose age is used in determining the Guaranteed Income. Neither the Participant or Joint Participant can be changed once named. Except as provided in this Contract for Qualified Accounts any limitations on Joint Participants are shown on the Data Pages.

2.2.4	During the payout phase, upon the death of the last surviving Participant, the Beneficiary receives any remaining income.

2.2.5	If a trust is named as the Certificate Owner(s) or Beneficiary and subsequently exercises ownership rights or claims benefits, we have no obligation to verify that a trust is valid and in effect. We will have no obligation to verify that the trustee is acting within the scope of his or her authority. Payment of any benefits to the trustee or trust will release us from all obligations under the Certificate to the extent of the payment. When we make a payment, we will have no obligation to ensure that such payment is applied according to the terms of the trust agreement.

2.3	The Withdrawal Guarantee for each Certificate is established on its Certificate Date and is adjusted according to the terms of this Contract and the Certificate. At all times the Account Value must be allocated to one or more asset allocation model(s) shown on the Data Pages. The Certificate Owner is required to conduct all trading activity for their Account through a broker-dealer or registered investment adviser approved by the Contract Owner. An allocation of the Account by the Certificate Owner(s) inconsistent with the asset allocation model(s) as shown on the Data Pages may result in immediate suspension and eventual termination of the Certificate as described in the General Provisions section under suspension and termination.

2.4	Withdrawals covered by the Withdrawal Guarantee may begin on or after the younger of the Participant or any Joint Participant reaches the withdrawal age as shown on the Data Pages. The Withdrawal Guarantee may be reduced if any Withdrawals are taken prior to that date. The Withdrawal Guarantee may be reduced on or after the Withdrawal Exercise Date if any Withdrawals in a Withdrawal Year exceed the Withdrawal Guarantee.

2.5	The Certificate Owner(s) will be charged an asset charge as stated in the Data Pages. Failure to pay the asset charge will be deemed an election to terminate the Certificate. The Certificate Owner(s) may elect to terminate the Certificate at any time without additional charge. If the Participant(s) die(s) prior to the Annuity Date, the Certificate terminates.

2.6	The Guaranteed Income benefit provided under this Contract can be lost, in whole or in part, if, for any reason, the Contract Owner does not follow the investment policy guidelines during the funding phase.

Funding Phase. The funding phase for the Certificate Owner(s) starts on the Certificate Date. During the funding phase the Certificate Owner(s) may contribute to the Account to accumulate assets for retirement or other purposes. The Contract Owner is responsible for managing the Account. The Account must be managed in accordance with the asset allocation model(s) as shown on the Data Pages. The Certificate Owner(s) may take Withdrawals from the Account at any time in any amount. However, Withdrawals before the younger of the Participant or any Joint Participant reaches the withdrawal age as shown on the Data Pages, will reduce the Withdrawal Guarantee. On or after the withdrawal age as shown on the Data Pages, Withdrawals within Certificate limitations will not reduce the Withdrawal Guarantee.

2.7	Payout Phase. The payout phase begins as of the Annuity Date. The Certificate Owner(s) will authorize transfer of the Account Value to us as of the Annuity Date and we will begin making income payments. We will continue to make payments to the Certificate Owner(s) while any Participant is living. There are two income provisions: Guaranteed Income and Base Income. Only one income provision may be elected per Certificate. Guaranteed Income payments start if the Account Value falls below the minimum Account Value as shown on the Data Pages or the Withdrawal Guarantee, or if the older of the Participant or any Joint Participant reaches the maximum annuity age shown on the Data Pages. The Certificate Owner(s) has the right at any time prior to the Annuity Date to elect Base Income by transferring the Account Value to us.

ARTICLE III – FUNDING PHASE – CERTIFICATE DATE

3.1	Each Certificate Owner(s) will receive a single no cash value Certificate describing their interests in this Contract once their election form is processed by us.

3.2	Initial Withdrawal Guarantee

3.2.1	On the Certificate Date, the initial Withdrawal Guarantee is established. The initial Withdrawal Guarantee is equal to (a) multiplied by (b), where:

(a)	is the Account Value on the Certificate Date; and

(b)	is the Withdrawal Guarantee Factor for the Attained Age.

3.2.2	Requests to issue Certificates greater than the Account Limit are subject to approval by our Administrative Office, as are requests to issue additional Certificates to current Certificate Owners. We are not required to approve such requests.

3.2.3	Additions to a Certificate Owner’s Account which currently exceeds the Account Limit or will cause the Account Limit to be exceeded are subject to approval by our Administrative Office. We are not required to approve such requests. Until approval is granted, the Certificate will be suspended as described in the General Provisions section.

3.3	Changes in the Withdrawal Guarantee Factor

3.3.1

We reserve the right to change the Withdrawal Guarantee Factors as of January 1st of each calendar year. If we make a change, we will send the Contract Owner and each Certificate Owner written notice of such change at least [30] days before the change becomes effective.

3.4	Changes to the Account Limit

3.4.1	We reserve the right to increase the Account Limit for Certificates already issued.

ARTICLE IV – FUNDING PHASE – CHANGES IN WITHDRAWAL GUARANTEE

4.1	Increases to the Withdrawal Guarantee on the Birthday

4.1.1	On each Birthday, the Withdrawal Guarantee may increase. The new Withdrawal Guarantee is equal to the greater of the Withdrawal Guarantee on the prior Valuation Day, and (a) multiplied by (b), where:

(a)	is the Account Value, on the Birthday; and

(b)	is the current Withdrawal Guarantee Factor for the Attained Age.

4.2	Decreases in Withdrawal Guarantee

4.2.1	Withdrawals from the Account that reduce the Withdrawal Guarantee are:

(a)	Early Withdrawals; and

(b)	Excess Withdrawals.

4.3	Early Withdrawals

4.3.1	Any Withdrawals prior to the younger of the Participant and any Joint Participant reaching the withdrawal age as shown on the Data Pages, are Early Withdrawals. Early Withdrawals will reduce the Certificate Owner(s)’s Withdrawal Guarantee.

4.3.2	The adjusted Withdrawal Guarantee, after an Early Withdrawal, is the lesser of (a) and (b), where:

(a)	is the Withdrawal Guarantee on the Valuation Day prior to the Withdrawal; and

(b)	is equal to (i) multiplied by (ii), where:

(i)	is the Account Value, subject to the Account Limit; and

(ii)	is the Withdrawal Guarantee Factor for the Attained Age.

4.3.3	In the event of an Early Withdrawal, we will restore the Withdrawal Guarantee if, within 30 days the Certificate Owner both (i) makes Additions equal to or greater than the Early Withdrawal amount and (ii) requests a restoration of the Withdrawal Guarantee. The Contract Owner may make this request on the Certificate Owner’s behalf.

4.4	Excess Withdrawals

4.4.1	A Certificate Owner will have an Excess Withdrawal by Withdrawing more than the Withdrawal Guarantee in a given Withdrawal Year. Excess Withdrawals reduce the Certificate Owner’s Withdrawal Guarantee.

4.4.2	For any Withdrawal after the withdrawal age as shown on the Data Pages, the Excess Withdrawal amount is equal to the greater of zero and the remainder of (a) minus (b) minus (c), where:

(a)	is the Withdrawal plus all previous Withdrawals during the Withdrawal Year;

(b)	is the Withdrawal Guarantee; and

(c)	is the previous Excess Withdrawals during the Withdrawal Year.

4.4.3	The adjusted Withdrawal Guarantee, after an Excess Withdrawal is made, is the lesser of (a) and (b), where:

(a)	is the Withdrawal Guarantee on the Valuation Day, prior to the Withdrawal; and

(b)	is equal to (i) multiplied by (ii), where:

(i)	is the Account Value, subject to the Account Limit; and

(ii)	is the Withdrawal Guarantee Factor for the Attained Age.

4.4.4	In the event of an Excess Withdrawal, we will restore the Withdrawal Guarantee if, within 30 days the Certificate Owner both: (i) makes Additions equal to or greater than the Excess Withdrawal amount; and (ii) requests a restoration of the Withdrawal Guarantee. The Contract Owner may make this request on the Certificate Owner’s behalf.

4.5	Closing the Account

4.5.1	The Withdrawal Guarantee is reduced to zero when a Certificate Owner closes their Account. No additional charges will be assessed.

4.6	Withdrawal Guarantee During the First Withdrawal Year

4.6.1	If, on the Certificate Date the younger of the Participant and any Joint Participant is older than the withdrawal age as shown on the Data Pages, any Withdrawal taken in the first Withdrawal Year will cause the Withdrawal Guarantee to be adjusted prorata for the number of days between the Certificate Date and the next Birthday. In this case, the adjusted prorata Withdrawal Guarantee during the first Withdrawal Year is (a) multiplied by (b) divided by (c), where:

(a)	is the unadjusted Withdrawal Guarantee;

(b)	is the number of days between the Certificate Date and the next Birthday; and

(c)	is 365.

4.6.2	Withdrawals during the first Withdrawal Year that do not exceed the adjusted prorata Withdrawal Guarantee do not change the Withdrawal Guarantee for future Withdrawal Years.

ARTICLE V – FUNDING PHASE – DEATH PROVISIONS

5.1	If a Certificate Owner dies and the sole remaining Certificate Owner with respect to the Account is the surviving spouse of the deceased Certificate Owner, the surviving spouse will remain as the sole Certificate Owner. The Certificate will not automatically terminate. If the Certificate Owner dies and the sole Certificate Owner is not the surviving spouse, the Certificate will terminate.

5.2	If a Participant dies and there is a Joint Participant who is the surviving spouse of the deceased Participant, the Joint Participant will be deemed to be the Beneficiary of the Certificate.

5.3	If the sole Certificate Owner with respect to an Account, other than a Qualified Account, dies, the Certificate will terminate upon that death if:

(a)	there is no Joint Participant; or

(b)	the Joint Participant is not the Certificate Owner’s surviving spouse.

5.3.1	If the Certificate does not terminate, the surviving spouse will become the Certificate Owner.

5.4	If the Certificate Owner with respect to an Account other than a Qualified Account is not a natural person, and if the Participant or Joint Participant dies the Certificate will terminate upon that death.

5.4.1	The Contract Owner will provide us with written notice if the Participant or Joint Participant dies during the funding phase and the Certificate is to be terminated under any of the provisions of this Contract.

ARTICLE VI – PAYOUT PHASE – INCOME PROVISIONS

6.1	There are two income provisions, Guaranteed Income and Base Income. A Certificate Owner(s) may elect the Guaranteed Income only on or after the Annuity Exercise Date.

Under the Guaranteed Income provision, income payments are based on the Withdrawal Guarantee. A Certificate Owner(s) may instead elect to receive Base Income payments at any time prior to the maximum annuity age as shown on the Data Pages. Base Income payments are based on the Account Value and the appropriate annual payment factor table below. An election of either Base Income or Guaranteed Income must be made by the maximum annuity age shown on the Data Pages. We will make income payments within thirty days of the Annuity Date.

6.2	Guaranteed Income

6.2.1	Guaranteed Income is available on the Latest Annuity Date. We will provide written notice to the Certificate Owner(s) on the Annuity Exercise Date. The notice will inform the Certificate Owner(s) that, as of the Latest Annuity Date the Contract Owner will transfer the Account Value to us. We will make Guaranteed Income payments in accordance with the Income Plan shown on the Data Pages.

6.2.2	For each Certificate, the Premium for Guaranteed Income is the Account Value on the Latest Annuity Date.

6.2.3	Guaranteed Income during the first Annuity Year is the greater of zero and (a) minus (b), where:

(a)	is the Withdrawal Guarantee on the Latest Annuity Date;

(b)	is any Withdrawal(s) made since the last Birthday.

6.2.4	Guaranteed Income after the first Annuity Year is equal to the Withdrawal Guarantee on the Latest Annuity Date.

6.2.5	Payments will be made annually on the Birthday in accordance with the Income Plan as shown on the Data Pages. Other modes of payment may be made available to the Certificate Owner(s). However, if any payment made more frequently than annually would be less than $100, we reserve the right to reduce the frequency of payments to an interval that would result in each payment being at least $100.

6.2.6	If the Certificate Owner(s) notifies us in writing of their intent to cancel the guarantee within the Notice Period, the Certificate will terminate. If the Contract Owner fails to deliver the Premium, the Guaranteed Income payments may be delayed until Premium is delivered to us.

6.2.7	On the Latest Annuity Date, if the Base Income is greater than the Withdrawal Guarantee, the Guaranteed Income will be increased to equal the Base Income.

6.3	Base Income

6.3.1	The Certificate Owner(s) may elect Base Income payments at any time prior to the maximum annuity age as shown on the Data Pages. We will make Base Income payments in accordance with the Income Plan as shown on the Data Pages. For each Certificate, the Premium for the Base Income payments is equal to the Account Value on the Annuity Date. Once the Premium is paid to us, the Withdrawal Guarantee will be reduced to zero.

6.3.2	The annual payment under Base Income provision is equal to (a) multiplied by (b) divided by (c), where:

(a)	is the annual payment rate per $1,000, shown below using the Attained Age(s) of the Participant(s) on the Annuity Date;

(b)	is the Premium; and

(c)	is $1,000.

6.3.3	The annual payment rate is based on the [Annuity 2000 Mortality Table], using an interest rate of [1.0%].

Base Income Factors

6.3.4

Single Participant Accounts

Annual payment factors for each $1,000 of Premium

Participant Age	Factor
60	3.70
65	4.15
70	4.71
75	5.42
80	6.32
85	7.44
90	8.86
95	10.75
100	13.69

Values for ages not shown will be furnished upon request.

6.3.5

Joint Participant Accounts

Annual payment factors for each $1,000 of Premium

Participant Age	Joint Participant Age
	60	65	70	75	80	85	90	95	100
60	4.71	4.89	5.02	5.10	5.14	5.15	5.14	5.14	5.14
65	4.89	5.16	5.39	5.55	5.64	5.67	5.67	5.67	5.66
70	5.02	5.39	5.75	6.04	6.24	6.33	6.35	6.35	6.34
75	5.10	5.55	6.04	6.52	6.90	7.13	7.23	7.25	7.24
80	5.14	5.64	6.24	6.90	7.54	8.01	8.29	8.40	8.41
85	5.15	5.67	6.33	7.13	8.01	8.83	9.42	9.78	9.90
90	5.14	5.67	6.35	7.23	8.29	9.42	10.43	11.20	11.64
95	5.14	5.67	6.35	7.25	8.40	9.78	11.20	12.50	13.53
100	5.14	5.66	6.34	7.24	8.41	9.90	11.64	13.53	15.57

Values for ages not shown will be furnished upon request.

6.4	Continuation of Income Payments

6.4.1	For a given Certificate, upon the death of a Participant we will continue to make payments for the life of the surviving Participant, if any. Base Income or Guaranteed Income payments will be made at least as rapidly as under the method of distribution in effect before the Participant’s death.

6.4.2	For a given Certificate, if the last surviving Participant dies after the Annuity Date, the Certificate Owner’s designated Beneficiary will receive any remaining income payments. The income payment will be payable on the Birthday. Base Income or Guaranteed Income payments will be made at least as rapidly as under the method of distribution in effect before the last Participant’s death. If there is no surviving Beneficiary upon the death of all of the Participant(s), the estate of the last surviving Certificate Owner will be the Beneficiary. If the Certificate Owner is not an individual, the Certificate Owner will be the Beneficiary.

6.5	Required Minimum Distributions

6.5.1	In a calendar year during the funding phase, Certificate Owners who are required to take minimum distributions under the Code will not be considered to have made Excess Withdrawals unless the Withdrawals for the year exceed both the Withdrawal Guarantee and the required minimum distribution calculated for the Certificate Owner’s Account under the Code. This provision will not apply to required minimum distributions calculated for investments other than the Account, but permitted to be withdrawn from the Account to satisfy Certificate Owners’ minimum distribution requirements under the Code.

ARTICLE VII – GENERAL PROVISIONS

7.1	Assignment

7.1.1	The Contract Owner may assign ownership of this Contract with our prior consent. Any change in ownership of this Contract must be in writing and approved by us. Only an authorized officer of the Company can give our approval. We may attach conditions to our approval. A request for an assignment must be in writing and sent to our Administrative Office. Once our Administrative Office records the assignment, it will become effective as of the agreed upon date.

7.1.2	The Certificate Owner(s) may assign some or all of their rights under the Certificate only during the payout phase. The Certificate Owner’s rights and the rights of a Beneficiary may be affected by an assignment. A request for an assignment must be in writing and sent to our Administrative Office. Once our Administrative Office approves and records the assignment, it will become effective as of the date the written notice was signed.

7.1.3	We are not responsible for the validity or tax consequences of any assignment. We are not liable to the assignee for any payment or settlement made under this Contract or Certificates before the assignment is recorded. Assignments will not be approved and recorded until our Administrative Office receives sufficient direction from the Certificate Owner(s) and the assignee regarding the proper allocation of Certificate rights.

7.2	Cessation of New Business

7.2.1	The Contract Owner may close the Contract to new certificate owners at any time with [60] days prior written notice to us. We may close the Contract to new Certificates upon written notice to the Contract Owner. Such action would be without prejudice to the rights of existing Certificate Owners.

7.2.2	Additionally, we reserve the right to suspend the acceptance of Additions to issued Certificates upon written notice to the Contract Owner and Certificate Owners.

7.3	Suspension

7.3.1	We reserve the right to suspend the Contract in whole or in part if any of the following events occur:

(a)	non-compliance with any provision of this Contract;

(b)	non-compliance with the asset allocation model;

(c)	violation of any rights or obligations imposed by law as determined by governing regulatory and/or judicial bodies; or

(d)	upon the occurrence of any additional Contract suspension event as shown on the Data Pages.

7.3.2	We will provide the Contract Owner with written notice that one of these events has occurred. The notice will indicate the scope of the suspension and the date the suspension will begin. The suspension will not take effect if the cause is cured within the pre-suspension cure period as shown on the Data Pages in a mutually acceptable manner. Additions may be restricted due to the suspension as indicated in the notice. Contract suspension will not change or suspend the calculation of benefits or charges.

7.3.3	If the Contract is suspended, we will provide Certificate Owners with written notification of the suspension. Certificate Owners will have the right, during the suspension cure period, to preserve the Withdrawal Guarantee by transferring their Account Values to a third party account insured by us or to an annuity contract we, or one of our affiliates offer. Upon such transfer the Contract Owner agrees not to charge any fees for the transfer. The Withdrawal Guarantee transferred shall be equal to the Withdrawal Guarantee on the Valuation Day of the transfer.

7.4	Individual Certificate Suspension

7.4.1

Once during the duration of their Certificate, if the Contract Owner notifies us that a Certificate Owner has transferred their Account Value to an allocation model offered by the Contract Owner but not listed on the Data Pages, the Certificate will not be terminated, but will instead be suspended. We will notify the Certificate Owner that the suspension has occurred and that it will last until the end of the suspension cure period as shown on the Data Pages. During the suspension cure period, the Certificate Owner may cure the suspension by transferring their Account Value to an allocation model listed on the Data Pages. Following such a transfer, the Withdrawal Guarantee will be recalculated on the Valuation Day following the suspension cure period using the Account Value multiplied by the current Withdrawal Guarantee Factor for the Attained Age. This calculation will occur as of the Valuation Day following the end of the suspension cure period regardless of on which day during the cure period the transfer of Account Value occurs. If the Certificate Owner fails to transfer their Account Value to an allocation model listed on the Data Pages by the end of the suspension cure period, the Certificate will terminate.

7.4.2	If an Addition is made to a Certificate Owner’s Account which exceeds the Account Limit, or if an Addition causes the Certificate Owner’s Account to exceed the Account Limit, the Certificate will be suspended. During the suspension cure period, in the case of an Account which was already over the Account Limit, the Certificate Owner may cure the suspension by withdrawing the entire Addition. In the case of an Addition which caused the Account to exceed the Account Limit, the Certificate Owner may cure the suspension by withdrawing the portion of the Account Value exceeding the Account Limit. In neither case will there be an Early or Excess Withdrawal. If the suspension cure period ends without such corrective action, the Certificate will remain suspended until the amount needed to cure the suspension is withdrawn from the Account. In this case, Early Withdrawals and Excess Withdrawals apply. Until the suspension is lifted, asset charges will apply to the greater of the Account Limit and the Account Value prior to the Addition.

7.5	Termination

7.5.1	We reserve the right to terminate the Contract if any of the following events occur:

(a)	the Contract Owner discontinues administration of this Contract without arranging for a successor acceptable to us;

(b)	the Contract Owner fails to cure the cause of a Contract suspension within the suspension cure period as shown on the Data Pages;

(c)	there is a violation of any material rights or obligations imposed by law as determined by governing regulatory and/or judicial bodies; or

(d)	upon the occurrence of any additional Contract termination event as shown on the Data Pages.

7.5.2	We will provide the Contract Owner with written notice that one of these events has occurred. The notice will state the reason(s) for the termination and that we intend to terminate the Contract at the end of the Contract termination cure period as shown on the Data Pages. The termination will not take effect if the cause is cured in a mutually acceptable manner prior to the intended termination date. We will provide Certificate Owners with written notification of Contract termination. During the termination cure period the Certificate Owners will have the right to preserve the Withdrawal Guarantee by transferring their Account Values to a third party account insured by us or to an annuity contract we, or one of our affiliates, offer. Upon such transfer the Contract Owner agrees not to charge any fees for the transfer. The Withdrawal Guarantee transferred shall be equal to the Withdrawal Guarantee on the Valuation Day of the transfer. Termination will not affect any Certificates in the payout phase. Upon termination all remaining Certificates in the funding phase will terminate.

7.5.3	We may establish a higher Withdrawal Guarantee for certain Certificates under this Contract in order to accommodate a transfer of a Withdrawal Guarantee from a suspended or terminated contract that we insured.

7.6	Entire Contract

7.6.1	This Contract is a legal contract between the named Contract Owner, us and the named Certificate Owners and no one else. This Contract together with the Certificates is the entire contract. An agent cannot change this Contract. Any change to the Contract must be in writing and approved by us. Only an authorized officer of the Company can give our approval. This Contract will be construed according to the laws of the jurisdiction as shown on the Data Pages.

7.6.2	We may amend the Contract when, in our opinion, it is necessary to protect us from any of the following: (i) adverse financial impact due to any modification of the investment policy; (ii) adverse financial impact due to changes in the investment policy practices; (iii) changes in investment policy options; and (iv) upon the occurrence of a Contract amendment event as shown on the Data Pages. Any such amendment will take effect no earlier than [30] days from notification. We may also amend the Contract in response to the action of any (i) legislative; (ii) judicial; or (iii) regulatory body. Except as required by law, any such amendment will take effect no earlier than [30] days from notification.

7.6.3	We reserve the right to refuse to issue a Certificate to anyone who has terminated a Certificate under this Contract or any similar Contract with an affiliate or us within the prior [60] days.

7.7	Income Tax Qualification

7.7.1	Each Certificate is intended to qualify for tax treatment as an annuity contract under Section 72 of the Code. With respect to an Account other than a Qualified Account, if a Certificate Owner dies during the funding phase and the surviving spouse does not become the sole Certificate Owner, the Certificate will immediately terminate. Death of the Participant or Joint Participant will terminate the Certificate if the Certificate Owner is a non-natural person. This will satisfy the requirement in Section 72(s)(1)(B) of the Code that the entire interest of such holder in the Contract be distributed within 5 years after death. If a Certificate Owner dies during the payout phase, Section 72(s) is satisfied by the Continuation of Income Payments provision and the Death Provisions included in the Certificate. The Contract provisions will be interpreted to preserve the intended tax treatment. We reserve the right to amend this Contract as needed to maintain its tax status under the Code. We will send the Contract Owner a copy of any amendment.

7.7.2	If the Account is a Qualified Account per the Qualified Accounts provision, this Contract is intended to qualify for tax treatment under Section 401(g) of the Code.

7.8	Qualified Accounts

7.8.1	If the Account is a Qualified Account maintained pursuant to an eligible retirement plan defined in Code section 402(c)(8)(B), a plan under Code section 457(b) or other plans subject to Section 401(g), only a single person or entity may be named as Certificate Owner. For a Qualified Account, the Participant will be the individual for whose benefit the Account is maintained under the plan or arrangement. The Joint Participant, if any, of a Qualified Account must be the Participant’s spouse. If the Participant dies during the funding phase and the sole beneficiary of the Account is not the Joint Participant, the Certificate will terminate upon the Participant’s date of death. A former spouse may be a Joint Participant when required by a Qualified Domestic Relations Order, as defined in Code section 414(p). The Contract Owner will provide us with notice if the Participant dies during the funding phase and the Beneficiary of the Qualified Account is not the Joint Participant.

7.8.2	For any Qualified Account, the Certificate may not be sold, assigned, discounted or pledged. The Certificate (i) cannot be used as collateral for a loan; (ii) cannot be used as security for the performance of an obligation; and (iii) cannot be alienated for any other purpose.

7.9	Incontestability

7.9.1	We will not contest this Contract after the Contract Date.

7.10	Information – Records

7.10.1	The Contract Owner will furnish all information that we may reasonably require for the administration and management of this Contract. This information may be a result of and may include, but is not limited to, any amendment or changes to the asset allocation model(s). We will not be liable for the fulfillment of any duty until we receive all requested information in a form acceptable to us.

7.11	Misstatement of Age or Account Value

7.11.1	If any Participant or Joint Participant’s age or Birthday is misstated, any Certificate benefits will be re-determined using the correct age(s). If any overpayments have been made, future payments will be adjusted. Any underpayments will be paid in full.

7.11.2	If the Account Value is misstated, any Certificate benefits will be re-determined using the correct timing and value. If any overpayments of charges have been collected, the overpayment will be paid in full. Any underpayments will be collected in full from the Contract Owner.

7.12	Nonparticipating

7.12.1	This Contract is nonparticipating. It does not share in our profits or surplus. No dividends are payable.

7.13	Premium Tax

7.13.1	Premium tax rates and rules vary by state and may change. We reserve the right to deduct any such tax either from fees or Premium when received.

7.14	Statement of Values

7.14.1	At least once each year, we will send the Contract Owner a Contract statement which will show [the number of Certificates in force in each phase, total fees collected, total premiums collected and the total income paid].

7.15	Written Notice

7.15.1

All written notices, including proof of death and any required forms, must be sent to our Administrative Office in a form satisfactory to us. All notices must include the Contract Owner’s name and the Contract number and if applicable the name of the Certificate Owner(s), Participant and any Joint Participant and the Certificate number. We will not be responsible for any actions taken prior to our receipt of a valid change request. We will send correspondence relating to the Contract Owner’s Contract to the Contract Owner’s last known address.

7.16	Evidence of Death, Age, Marital Status or Survival

7.4.1	We will require, to be received at our Administrative Office and in a form satisfactory to us with respect to any person, due proof of death, age, marital status or survival and any other required forms before we act on Contract provisions that require such documentation.

ARTICLE VIII – CHARGES

8.1	Change in Charges

8.1.1	We reserve the right to change the asset charge as shown on the Data Pages. We will send the Contract Owner advance written notice of such change at least [30] days before the change becomes effective. Charges assessed based on Account Value will be assessed on the weighted average of the Account Value at the time of the change at the old rate and any Account Value over this amount at the new rate.

GROUP GUARANTEED INCOME

ANNUITY CONTRACT

GENWORTH LIFE AND ANNUITY

INSURANCE COMPANY